                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          _________________________


                                    FORM 8-A


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                          _________________________


                         GUNDLE/SLT ENVIRONMENTAL, INC.
             (Exact name of registrant as specified in its charter)

              Delaware                                           22-2731074
      (State of Incorporation)                        (IRS Employer Identification No.)


                               19103 Gundle Road
                              Houston, Texas 77073
                    (Address of Principal Executive Offices)

                          _________________________


       Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each class to be Registered             Name of Each Exchange on Which Class is to be Registered
                     COMMON STOCK                                         NEW YORK STOCK EXCHANGE

         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

         If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

       Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                                (TITLE OF CLASS)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The Company has two classes of authorized capital stock: 30,000,000 shares of Common Stock, $.01 par value and 1,000,000 shares of Preferred Stock, $1.00 par value ("Preferred Stock").

COMMON STOCK

         Each share of Common Stock has one vote on all matters presented to the stockholders. Since the Common Stock does not have cumulative voting rights, the holders of more than 50% of the shares may, if they choose to do so, elect all of the directors and, in that event, the holders of the remaining shares will not be able to elect any directors. Subject to the rights and preferences of any Preferred Stock which may be designated and issued, the holders of Common Stock are entitled to dividends when and as declared by the board of directors and are entitled on liquidation to all assets remaining after payment of liabilities. The Common Stock has no preemptive or other subscription rights. There are no conversion rights or sinking fund provisions with respect to the Common Stock.

PREFERRED STOCK

         The Company is authorized to issue 1,000,000 shares of Preferred Stock, none of which is outstanding. The Preferred Stock may be issued in series, with shares of each series to have such rights and preferences as shall be fixed by the board of directors in the resolution or resolutions authorizing the issuance of that particular series. In designating any series of Preferred Stock, the board of directors is authorized to fix the number of shares constituting that series and to fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of that series of Preferred Stock. It is to be expected that the holders of any series of Preferred Stock, when and if issued, will have priority claims to dividends and to any distribution upon liquidation of the Company, and may have other preferences over the Common Stock, including a preferential right to elect directors if preferred dividends are not paid for a specified period.

ITEM 2.  EXHIBITS

 1. The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.*

 2. The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.*

 3.    The Registrant's Proxy Statement dated April 1, 1996.*

 4. The Registrant's Restated Certificate of Incorporation and Amended and Restated By- Laws.*

 5.    Specimen Certificate of the Registrant's Common Stock.*

__________
*        Filed with the New York Stock Exchange, Inc.

                                   SIGNATURE

         Pursuant to the requirements of Section 12 the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 27, 1996

                                     GUNDLE/SLT ENVIRONMENTAL, INC.


                                     By: /s/ ROGER J. KLATT
                                         --------------------------------------
                                                     Roger J. Klatt,
                                          Senior Vice President, Secretary and
                                               Principal Financial Officer





                                       2